Exhibit 4.2

IWATT INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of March 24, 2009, by and among iWatt Inc., a California corporation (the “Company”), the investors listed on Exhibit A hereto, each of which is herein referred to as an “Investor,” and Arthur Collmeyer, Mark Telefus, and Jim Patterson, each of whom is herein referred to as a “Founder”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) have purchased shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

WHEREAS, certain of the Existing Investors have also purchased warrants to purchase shares of Preferred Stock of the Company pursuant to a Convertible Note and Warrant Purchase Agreement dated as of February 10, 2005, a Convertible Note and Warrant Purchase Agreement dated as of December 14, 2007, as amended, a Convertible Note and Warrant Purchase Agreement dated as of March 19, 2008 and a Series E Preferred Stock and Warrant Purchase Agreement dated June 23, 2008 (the “Bridge Warrants”).

WHEREAS, the Company and certain of the Investors entered into a Loan and Security Agreement (the “Loan Agreement”) dated November 25, 2008.

WHEREAS, the Existing Investors and the Company entered into the Amended and Restated Investors’ Rights Agreement dated November 25, 2008 (the “Prior Agreement”).

WHEREAS, the Company and certain of the Investors are entering into an Amended and Restated Series E Preferred Stock and Warrant Purchase Agreement (the “Amended Purchase Agreement”) dated of even date herewith and it is a condition to the parties’ obligations under the Amended Purchase Agreement that the Company and the Investors enter into this Agreement.

WHEREAS, based on the changes contemplated in this Agreement, the Prior Agreement may be amended with the consent of the Company and the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock (each as defined in the Prior Agreement).

WHEREAS, the Company and the Existing Investors (who are holders of a majority of the outstanding Registrable Securities not including the Founders’ Stock (each as defined in the Prior Agreement)) now wish to amend, restate and supersede the Prior Agreement in order to grant all of the Investors certain registration rights, information rights and a right of first offer with respect to certain issuances by the Company of its securities.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and that all provisions of rights granted and covenants made in the Prior Agreement are hereby superseded in their entirety and shall have no further force or effect, and

The parties hereto further agree as follows:

AGREEMENT

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The terms “register, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.16 hereof; (ii) the shares of Common Stock issued to the Founders as of June 23, 2008 or issued or issuable on the exercise or other right under an equity incentive plan of the Company (the “Founders’ Stock”), provided, however, that for the purposes of Section 1.2, 1.4 or 1.13 the Founders’ Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders; (iii) the shares of Common Stock issuable or issued upon conversion of up to 76,178 shares of Series A Preferred Stock and 42,134 shares of Series B Preferred Stock issuable upon exercise of warrants held by Silicon Valley Bank; (iv) the shares of Common Stock issuable or issued upon conversion of shares of Series C Preferred Stock issuable upon exercise of the Bridge Warrants; (v) the shares of Common Stock issuable or issued upon conversion of shares of Series D Preferred Stock issuable upon exercise of the Bridge Warrants; (vi) the shares of Common Stock issuable or issued upon conversion of shares of Series E Preferred Stock issuable upon exercise of the Bridge Warrants; (vii) the shares of Common Stock issuable or issued upon conversion of shares of Series E Preferred Stock issuable upon exercise of certain warrants issued pursuant to the Series E Preferred Stock and Warrant Purchase Agreement dated June 23, 2008, as amended March 24, 2009; (viii) solely for purposes of the registration rights granted pursuant to Sections 1.3 and 1.4 below and the related provisions of Section 1 below and for purposes of Sections 1.15, 2.1 and 2.2, all shares of Common Stock issuable upon the conversion of any shares of Series D Preferred Stock or Series E Preferred Stock issuable upon the exercise of certain warrants issued to Silicon Valley Bank on or about November 25, 2008; and (ix) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i)-(viii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(c) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then outstanding exercisable or convertible securities which would upon issuance be, Registrable Securities;

(d) Subject to Section 1.1 (b)(ii), the term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934;

(f) The term “SEC” means the Securities and Exchange Commission; and

(g) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act, with a pre-offering valuation of at least $300 million and which results in aggregate cash proceeds to the Company of not less than $30,000,000 (net of underwriting discounts and commissions).

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) January     , 2012 or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding, that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.4.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the

Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. If a registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities in such notice. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the six (6) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders, not to exceed $10,000, selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless (i) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (ii) the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders, not to exceed $10,000, selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders, not to exceed $10,000, selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to bear expenses according to this Section 1.7(c) for more than five (5) registrations requested pursuant to Section 1.4.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering (unless such offering is the initial public offering bf the Company’s securities, in which case shares to be sold by the selling Holders may be excluded if the underwriters make the determination described above and such registration does not include shares of any other selling shareholder), and in no event shall the amount of securities of the selling Holders to be included in the offering be reduced until all securities proposed to be offered by the Founders and by any selling shareholders other than the Investors have been excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each other person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee if such transferee or assignee (i) is a subsidiary, parent, general partner, limited partner, retired partner, member, retired member or affiliate of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, (iii) is an entity controlling, controlled by or under common control with any Investor or (iv) acquires at least 100,000 shares of such securities (or all of the Holders’ Registrable Securities, if less), provided the Company is, within a reasonable time frame after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company covenants and agrees that it shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration to the Company.

1.14 Amendment of Registration Rights. Any provision of this Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 1.14 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 1, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

1.15 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration or acquired through any registered offering by the Company) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering. Any discretionary waiver or termination of the restrictions set forth in this Section 1.15 by the Company or the underwriter of any Investor or of any officer, director or one-percent securityholder shall apply to all the Investors on a pro rata basis (according to the total number of Registrable Securities owned by each Investor).

(b) Limitations. The obligations described in Section 1.15(a) shall apply only if all officers and directors of the Company and all one-percent securityholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.15(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.15.

1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest of (i) four (4) years following the consummation of a Qualified IPO, (ii) such time as the Company is traded on a securities exchange or the Nasdaq Stock Market and Rule 144 under the Securities Act is available for the sale of all of such Holder’s shares during a one (l)-month period without registration or (iii) the occurrence of a Change of Control (as defined in Section 3.1 herein) in which all of such Holder’s shares are acquired, purchased or exchanged and where the consideration for all of such Holder’s shares is cash or cash equivalents, or capital stock of a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. So long as 10,000,000 shares of Preferred Stock are outstanding, the Company shall deliver to each Holder of at least 4,000,000 shares of Registrable Securities (other than a Holder reasonably deemed by the Company to be a competitor of the Company):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) audited annual financial statements (including an income statement, a balance sheet, a consolidated statement of operation, a consolidated statement of cash flows), such year-end financial reports to be in reasonable detail and prepared in accordance with generally accepted accounting principles (“GAAP”) and accompanied by a report and opinion thereon by independent public accountants of national standing as selected by the Company’s Board of Directors, (ii) summaries of bookings and backlog and (iii) reports showing variations in such financial statements from the applicable annual budget;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) unaudited quarterly financial statements (including an income statement, a balance sheet, a consolidated statement of operation, a consolidated statement of cash flows), such quarterly financial reports to be in reasonable detail and prepared in accordance with GAAP, (ii) summaries of bookings and backlog for the preceding quarter and (iii) reports showing variations in such quarterly financial statements from the applicable quarterly budget;

(c) within thirty (30) days of the end of each month, (i) unaudited monthly financial statements (including an income statement, a balance sheet, a consolidated statement of operation, a consolidated statement of cash flows), such monthly financial reports to be in reasonable detail and prepared in accordance with GAAP, (ii) summaries of bookings and backlog for the preceding month and (iii) reports showing variations in such monthly financial statements from the applicable monthly budget;

(d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

(f) commencing with the Company’s 2007 fiscal year, the audit and report and opinion thereon contemplated by Section 2.1 (a) will be prepared by one of the “Big Four” accounting firms (Deloitte & Touche, Ernst & Young, KPMG or PriceWaterhouseCoopers), as selected by the Company’s Board of Directors; provided, however, that if the Board of Directors of the Company concludes in good faith, after all reasonable efforts have been made to select and engage firms from among the Big Four to provide audit services to the Company, that it would be detrimental to the interests of the Company’s shareholders to engage any of such firms to perform those services, then the Board may instead determine to continue the engagement of the Company’s current audit firm to provide audit services for the Company with respect to the Company’s 2007 fiscal year and thereafter.

2.2 Inspection. The Company shall permit each Holder of at least 500,000 shares of Registrable Securities (except for a Holder reasonably deemed by the Company to be a competitor of the Company), at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, a “Major Investor” shall be an Investor who holds at least 500,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock (and/or the Common Stock issued upon conversion thereof); provided that for the purpose of determining which persons qualify as Major Investors, persons may aggregate holdings with affiliated persons to meet the qualifying threshold and in such case where the affiliated group of persons holds at least 500,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock (and/or the Common Stock issued upon conversion thereof), each person in such affiliated group shall be a Major Investor. For purposes of this Section 2.3, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 20 calendar days after delivery of the Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

(c) The Company may, during the 60-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the

Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this paragraph 2.3 shall not be applicable to (i) the issuance of securities in connection with stock splits or dividends; (ii) the issuance of Common Stock (or options therefor) to employees, consultants and directors of the Company or any of its subsidiaries, pursuant to stock option or stock purchase plans or agreements approved by at least 66 2/3% of the members of the Board of Directors; (iii) the issuance of securities to financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions the purpose of which is not to raise capital, in each case approved by at least 66 2/3% of the members of the Board of Directors; (iv) the issuance of securities pursuant to the exercise of warrants outstanding as of the date of this Agreement; (v) the issuance of securities in connection with a bona fide acquisition, merger or similar transaction, the terms of which have been approved by at least 66 2/3% of the members of the Board of Directors; (vi) the issuance or sale of the Series E Preferred Stock pursuant to the Amended Purchase Agreement, as may be further amended from time to time, and shares of Series E Preferred Stock and Common Stock issuable upon the exercise of warrants issued pursuant to such Amended Purchase Agreement; (vii) the issuance of common stock in a Qualified Public Offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; (viii) the issuance of securities to an entity, as a component of any bona fide business relationship with such entity also involving a material marketing, distribution, product development and/or technology licensing arrangement approved by at least 66 2/3% of the members of the Board of Directors; (ix) securities issued with the written waiver of the right of first offer in this paragraph 2.3 to which the Major Investors may be entitled, executed by the holders of at least 66 2/3% of the outstanding Preferred Stock; or (x) the issuance of common stock upon conversion of the Preferred Stock. In addition to the foregoing, the right of first offer in this paragraph 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501 (a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

2.5 Confidential Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Confidential Information and Inventions Agreement.

2.6 Directors and Officers Insurance. The Company shall obtain and keep directors and officers liability insurance (“D&O Insurance”) in the minimum coverage amount of $1,000,000 and further covenants to increase the coverage of such D&O Insurance immediately prior to the initial public offering of the Company’s securities to a minimum amount of at least $10,000,000.

2.7 Employee Ownership and Vesting. Unless approved by at least a majority of the members of the Company’s Board of Directors, all stock and stock equivalents issued after the date hereof to employees, directors and consultants of the Company shall be subject to vesting as follows: 25% of any such stock or stock equivalents will vest at the end of the first year following either (i) such issuance or (ii) the commencement of service of the recipient to the Company, with the remaining 75% of any such stock or stock equivalents to vest monthly over the next three years. Unless approved by at least a majority of the members of the Company’s Board of Directors, all stock and stock equivalents issued after the Closing to employees, directors and consultants of the Company shall be subject to a repurchase option which shall provide that upon termination of the employment of the shareholder, with or without cause, the Company or its assignee retains the option to repurchase at cost any unvested shares held by such shareholder.

2.8 VPVP Director. The VPVP Director (as defined in the Amended and Restated Voting Agreement of even date herewith) shall be accorded no less favorable treatment than any other outside Board member with respect to all matters, including, without limitation, expense reimbursement, stock options or stock grants, benefits and access to Company information and management.

2.9 Information to VPVP. The Company shall provide to VantagePoint Venture Partners (“VPVP”) on a monthly basis a completed portfolio company tracking report in the form to be provided by VPVP.

2.10 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through 2.5 and Sections 2.7 through 2.9 shall terminate as to each Holder and be of no further force or effect immediately prior to (i) the consummation of a Qualified IPO or (ii) upon a Change of Control of the Company, as defined in Section 3.1 hereof.

(b) The covenants set forth in Sections 2.1, 2.2 and 2.9 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.1 0(a) above.

3. Miscellaneous.

3.1 Definition of Change of Control. For purposes of this Agreement a “Change of Control” shall occur when the Company sells, conveys, or otherwise disposes of all or substantially all of its property or business or merges with or into or consolidates with any other corporation (other than a wholly-owned subsidiary) or effects any other transaction or series of related transactions (other than equity financing transactions for the purpose of raising capital) in which the shareholders of the Company immediately preceding the transaction or series of related transactions hold, after the transaction or series of related transactions, less than 50% of the voting power of the resulting corporation or entity and less than 50% of the voting power of its ultimate corporate parent, if applicable, provided that a merger effected solely for the purpose of changing the domicile of the Company shall not constitute a Change of Control.

3.2 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or any Common Stock issued upon conversion of any shares of Preferred Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock; provided that if such amendment has the effect of affecting the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series E Preferred Stock as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.4 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on Exhibit A hereto or as subsequently modified by written noticed

3.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.6 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE

BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF CALIFORNIA OR THE UNITED STATES DISTRICT COURT IN THE STATE OF CALIFORNIA, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE COURTS OF THE STATE OF CALIFORNIA OR ANY UNITED STATES DISTRICT COURT IN THE STATE OF CALIFORNIA AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.9 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Consent and Waiver of Existing Investors. The undersigned constitute the holders of a majority of Registrable Securities outstanding (excluding the Founders’ Stock) pursuant to the Prior Agreement, and, pursuant to Section 3.3 of the Prior Agreement, hereby consent to (a) the grant of registration rights as contemplated herein, (b) the amendment and restatement of the Prior Agreement by this Agreement, and (c) the waiver of the Right of First Offer as set forth in Section 2.3 of the Prior Agreement with respect to the issuance of shares of Series E Preferred Stock pursuant to the Series E Purchase Agreement.

3.11 Entire Agreement. This Agreement, together with all the exhibits and schedules hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

3.12 Dispute Resolution. All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted by the arbitration and mediation organization JAMS (“JAMS”) or its successor. The parties understand and agree that this arbitration provision shall apply equally to claims of fraud or fraud in the inducement. The arbitration shall be held in the State of California before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than fourteen (14) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert, and a summary of the expert’s opinions and the basis for said opinions. The arbitrator’s decision and award shall be made and delivered within sixty (60) days of the conclusion of the arbitration. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 3.12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 3.12 shall be enforceable in any court of competent jurisdiction.

Subject to the second sentence of the immediately preceding paragraph, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by JAMS.

Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of California for the purposes of enforcing the arbitration provisions of Section 3.12 of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

[Signature Page Follows]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

iWatt Inc.

By:	/s/ Ron Edgerton

Name:	Ron Edgerton

Title:	President and Chief Executive Officer

Company Address:	101 Albright Way
Los Gatos, CA 95032

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P		VANTAGEPOINT VENTURE PARTNERS IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.,		By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner		Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman

Name:	Alan E. Salzman	Name:	Alan E. Salzman
Title:	Managing Member	Title:	Managing Member

Address:		Address:
1001 Bayhill Drive, Suite 300		1001 Bayhill Drive, Suite 300
San Bruno, CA 94066		San Bruno, CA 94066

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.

By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner

		By:	/s/ Alan E. Salzman

		Name:	Alan E. Salzman
		Title:	Managing Member

Address:
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

SIGMA PARTNERS 6, L.P. BY ITS GENERAL PARTNER: SIGMA MANAGEMENT 6, L.L.C.		SIGMA PARTNERS 6, LP. BY ITS GENERAL PARTNER: SIGMA MANAGEMENT 6, L.L.C.

By:	/s/ Lawrence G. Finch	By:	/s/ Lawrence G. Finch

Name:	Lawrence G. Finch	Name:	Lawrence G. Finch

Title:	Managing Director	Title:	Managing Director

Address:		Address:
1600 El Camino Real		1600 El Camino Real
Suite 280		Suite 280
Menlo Park, CA 94025		Menlo Park, CA 94025

SIGMA ASSOCIATES 6, L.P. BY ITS GENERAL PARTNER: SIGMA MANAGEMENT 6, L.L.C.

		By:	/s/ Lawrence G. Finch

		Name:	Lawrence G. Finch

		Title:	Managing Director

Address:
1600 El Camino Real
Suite 280
Menlo Park, CA 94025

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

HORIZON VENTURES ADVISORS FUND I, L.P.		HORIZON VENTURES FUND I, L.P.

By:	/s/ Jack Carsten	By:	/s/ Jack Carsten

Name:	Jack Carsten	Name:	Jack Carsten
Title:	Managing Director, Horizon Management Group I LLC	Title:	Managing Director, Horizon Management Group I LLC

Address:		Address:
Four Main Street		Four Main Street
Suite 50		Suite 50
Los Altos, CA 94022		Los Altos, CA 94022

HORIZON VENTURES FUND II, L.P,

		By:	/s/ Jack Carsten

		Name:	Jack Carsten
		Title:	Managing Director,
Horizon Management Group I LLC
Manager of Horizon Management Group II, LLC
General Partner

Address:
Four Main Street
Suite 50
Los Altos, CA 94022

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Entity: PAC-LINK Management Corp.

By:	/s/ Hsu Shan Ko

Name:	Hsu Shan Ko

Title:	Director

Address: 13F, No, 2, Sec 2, Tun Hwa South Road, Taipei, Taiwan, ROC.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

FU YU VENTURE CAPITAL INVESTMENT CORP.

By:	/s/ HSU SHAN KO

Name:	HSU SHAN KO

Title:	DIRECTOR

Address:
13F, 2, Sec. 2, Tun Hwa South Road Taipei, Taiwan, ROC

SHIN SHENG VENTURE CAPITAL INVESTMENT CORP.

By:	/s/ HSU SHAN KO

Name:	HSU SHAN KO

Title:	DIRECTOR

Address:
13F, 2, Sec. 2, Tun Hwa South Road Taipei, Taiwan, ROC

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

SHOZO SUGIGUCHI

By:	/s/ Shozo Sugiguchi

Address:

1-11-7-3707 Tsukuda, Chuo-Ku
Tokyo, Japan 104-0051

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDERS:

/s/ Mark Telefus
Mark Telefus

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT FOR IWATT, INC.

EXHIBIT A

INVESTORS

SVIC No. 4 New Technology Business Investment L.L.P. Samsung Venture Investment Corporation 85 West Tasman Drive San Jose, CA 95134

CDIB Capital (America) Limited 125, Section 5, Nanjing East Road Taipei 10504, Taiwan

Fu Yu Venture Capital Investment Corp. 13F, 2, Sec. 2, Tun Hwa South Road Taipei, Taiwan, ROC

Shin Sheng Venture Capital Investment Corp. 13F, 2, Sec. 2, Tun Hwa South Road Taipei, Taiwan, ROC

VantagePoint Venture Partners IV(Q), L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066

VantagePoint Venture Partners IV, L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066

VantagePoint Venture Partners IV Principals Fund, L.P. 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066

SIGMA Partners 6, L.P. 1600 El Camino Real #280 Menlo Park, CA 94025

SIGMA Associates 6, L.P. 1600 El Camino Real #280 Menlo Park, CA 94025

Horizon Ventures Fund I, L.P. 4 Main Street, Suite 50 Los Altos, CA 94022

Horizon Ventures Advisors Fund I, L.P. 4 Main Street, Suite 50 Los Altos, CA 94022

INVESTORS

PTI Global Venture Limited 3758 Spinnaker Court Fremont, CA 94538 Attn: C.S. Ho

GC&H Investments One Maritime Plaza 20th Floor San Francisco, CA 94111

VLG Investments LLC 2775 Sand Hill Road Menlo Park, CA 94025

Mark A. Medearis c/o Venture Law Group 2775 Sand Hill Road Menlo Park, CA 94025

PGR Savings & Investment Plan FBO Michael Rogers C/o Michael Rogers Invesmart 240 E. Hacienda #100 Campbell, CA 95008

E. Clark Grimes 118 Butler Lane New Canaan, CT 06840

PGR Savings & Investment Plan FBO Chris Glomb C/o Chris Glomb Invesmart 240 E. Hacienda #100 Campbell, CA 95008

Dickson Wong C/o iWatt Inc. 101 Albright Way Los Gatos, CA 95032

Seecon Partners 987 University Avenue #3 Los Gatos, CA 95030

INVESTORS

James L. Patterson, Trustee of the Patterson Family Trust UDT 8/26/88 356 Bachman Ct. Los Gatos, CA 95030

Arthur Reidel Pharsight 800 W. El Camino Real, #200 Mountain View, CA 94040

Van Chang & Shen-Lan Chang 1991 Inter Vivos Trust 130 Desty Ct. San Jose, CA 95136

Peter Olson 15768 Hidden Hill Place LosGatos, CA 95030

Joel Harrison 15312 Via Del Sur Monte Sereno, CA 95030

Jan Waluk 1630 Crestview Drive Los Altos, CA 94024

Arthur J. Collmeyer & Merlyn M. Collmeyer, Trustees of the Collmeyer Family Trust UTA DTD 8/9/89 C/o iWatt Inc. 101 Albright Way Los Gatos, CA 95032

C. Gordon Bell, Trustee, CG & GK Bell Trust U/A/D 9/5/97 212 Wilder Avenue Los Gatos, CA 95030

Alan Opstedal and Deanna Opstedal 2933 Millar Avenue Santa Clara, CA 95051

Joseph T. Rogers, Trustee, Joseph T. & Joanne C. Rodgers Trust 15287 Top of the Hill Los Gatos, CA 95032

INVESTORS

Jack E. Shemer, Trustee, Jack E. Shemer Living Trust U/T/A Dated Dec. 22, 1993 6302 E. Hillcrest Blvd. Scottsdale, AZ 85251

VLG Associates C/o Venture Law Group 2775 Sand Hill Road Menlo Park, CA 94025

Edward Y. Kim C/o Venture Law Group 2775 Sand Hill Road Menlo Park, CA 94025

C. Gordon Bell, Trustee, CG Bell Trust U/A/D 7/14/00 212 Wilder Avenue Los Gatos, CA 95030

John Oxaal Sevin & Rosen 169 University Avenue Palo Alto, CA 94301

The Patterson Family LLC 356 Bachman Ct. Los Gatos, CA 95030

James T. & Linda Lindstrom Trust Dated 10/31/1986 10228 Foothill Road Sunol, CA 94586

DB Securities, Inc. Cust FBO James T. Lindstrom Attn: Restricted Legal Transfer Pershing LLC One Pershing Plaza Jersey City, NJ 07399

Gary P Pinelli & Elizabeth A. Pinelli trustees of the Pinelli Family Trust U/D/T Dated March 29, 1996 25450 Whip Road Monterey, CA 93940

INVESTORS

Kilferra Management Limited
106 3F, #30, Sec. 3 Ren-Ai Road
Taipei, Taiwan, ROC

Stephen C. Collmeyer
927 Michigan Ave.
San Jose, CA 95125

Mark A. Medearis and Teresa S. Medearis,
Trustees U/A/D 9/10/03
275 Middlefield Road
Menlo Park, CA 94025

VLG Investments 2007 LLC c/o Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025

Shozo Sugiguchi
1-11-7-3707 Tsukuda, Chuo-Ku
Tokyo, Japan 104-0051

Henry Wong Trust U/A/D 6/10/04
P.O. BOX 919
Cupertino, CA 95014

Redpine Finance Holdings, Inc.
485 Boynton Ave., #7
San Jose, CA 95117

Hercules Technology Growth Capital, Inc.
400 Hamilton Ave.
Suite 310
Palo Alto, CA 94301

Bradley Grimes
14300 Autumn Gold Road
Boyds, MD 20841

Susan Potts
14054 Saddle River Drive
Gaithersburg, MD 20878

Michael Grimes
71 Kane Ave.
Larchmont, NY 10538

Silicon Valley Bank
3979 Freedom Circle, Suite 160
Santa Clara, CA 95054